CELGENE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE

Independent Auditors' Report                                                F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999                F-3
Consolidated  Statements of  Operations-Years  Ended December 31, 1997,
1998, and 1999                                                              F-4
Consolidated  Statements of Stockholders'  Equity(Deficit)-Years  Ended
December 31, 1997, 1998, 1999                                               F-5
Consolidated  Statements of Cash  Flows-Years  Ended December 31, 1997,
1998 and 1999                                                               F-8
Notes to Consolidated Financial Statements                                  F-10

                          INDEPENDENT AUDITORS' REPORT

The Board of directors and Stockholders
CELGENE CORPORATION:

     We have audited the accompanying consolidated balance sheets of Celgene Corporation and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Celgene Corporation and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                  /s/ KPMG LLP

Short Hills, New Jersey
January 27, 2000

                               CELGENE CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                              1998                           1999
                                                                          -----------                   ------------
ASSETS

Current assets:
   Cash and cash equivalents                                              $ 3,066,953                   $ 15,255,422
   Marketable securities available for sale                                 2,056,890                      4,271,221
   Accounts receivable, net of allowance of $43,386 and
     121,437 at December 31, 1998 and 1999, respectively                    2,662,389                      4,928,472
   Inventory                                                                1,571,408                      2,456,059
   Other current assets                                                       229,060                        895,602
                                                                         ------------                   ------------
      Total current assets                                                  9,586,700                     27,806,776

   Plant and equipment, net                                                 2,262,130                      2,336,242
   Other assets                                                                79,167                      2,190,652
                                                                         ------------                   ------------
      Total assets                                                       $ 11,927,997                   $ 32,333,670
                                                                         ============                   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                                       $ 3,848,853                   $  2,358,563
   Accrued expenses                                                         3,041,859                      6,761,889
   Capitalized lease obligations                                              225,372                        179,885
                                                                         ------------                   ------------
      Total current liabilities                                             7,116,084                      9,300,337

   Capitalized lease obligation-net of current portion                        195,578                         22,924
   Other non-current liabilities                                                    -                        225,000
   Long term convertible notes                                              8,348,959                     38,494,795
                                                                         ------------                   ------------
      Total liabilities                                                    15,660,621                     48,043,056
                                                                         ------------                   ------------
Stockholders' deficit:
   Preferred Stock, $.01 par value per share
      5,000,000 shares authorized; none outstanding
      at December 31, 1998 and 1999                                                 -                              -
   Common stock, $.01 par value per share
      30,000,000 authorized; issued and outstanding 16,612,973
      and 17,703,646 shares at December 31, 1998 and
      December 31,1999, respectively                                          166,130                        177,036


   Additional paid-in capital                                             140,714,314                    150,599,750
   Accumulated deficit                                                   (144,613,068)                  (166,394,268)
   Accumulated other comprehensive loss                                             -                        (91,904)
                                                                         ------------                   ------------
      Total stockholders' deficit                                          (3,732,624)                   (15,709,386)
                                                                         ------------                   ------------
   Total liabilities and stockholders' deficit                           $ 11,927,997                   $ 32,333,670
                                                                         ============                   ============



See accompanying notes to consolidated financial statements.

                          Celgene Corporation
                    Consolidated Statements of Operations


                                                                       Years Ended December 31,
                                                   1997                           1998                           1999
                                               ------------                   ------------                   ------------
Revenues:

Product sales                                  $          -                     $3,265,490                   $ 24,052,124
Research contracts                                1,122,193                        535,000                      2,157,500
                                               ------------                   ------------                   ------------
   Total revenues                                 1,122,193                      3,800,490                     26,209,624

Expenses:

Cost of goods sold                                        -                        282,307                      2,982,713
Research and development                         17,380,390                     19,771,953                     19,646,129
Selling, general and administrative               9,145,456                     16,218,486                     26,235,802
                                               ------------                   ------------                   ------------
   Total expenses                                26,525,846                     36,272,746                     48,864,644
                                               ------------                   ------------                   ------------
Operating loss                                  (25,403,653)                   (32,472,256)                   (22,655,020)

Other income and expense:
Interest income                                     495,580                        705,215                        694,390
Interest expense                                    111,771                        255,832                      2,838,480
                                               ------------                   ------------                   ------------
Loss before tax benefit                         (25,019,844)                   (32,022,873)                   (24,799,110)

Tax benefit (note 9)                                      -                              -                      3,017,910
                                               ------------                   ------------                   ------------
Loss from continuing operations                 (25,019,844)                   (32,022,873)                   (21,781,200)

Discontinued operations: (note 10)
   Loss from operations                            (427,183)                       (59,837)                             -
   Gain on sale of chiral assets                          -                      7,014,830                              -
                                               ------------                   ------------                   ------------
Net loss                                        (25,447,027)                   (25,067,880)                   (21,781,200)

Accretion of premium payable
   on preferred stock and warrants                  521,397                         24,648                              -
Deemed dividend for preferred stock
   conversion discount                              953,077                              -                              -
                                               ------------                   ------------                   ------------
Net loss applicable to common
   stockholders                                $(26,921,501)                  $(25,092,528)                  $(21,781,200)
                                               ============                   ============                   ============


Per share basic and diluted: (note 2)
Loss from continuing operations                $      (2.05)                  $      (1.98)                  $     (1.28)
Discontinued operations:
   Loss from operations                               (0.03)                         (0.00)                             -
   Gain on sale of chiral assets                          -                           0.43                              -
                                               ------------                   ------------                   ------------
Net loss applicable to common stockholders     $      (2.20)                  $      (1.55)                  $      (1.28)
                                               ============                   ============                   ============

Weighted average number of shares of
   common stock outstanding                      12,215,000                     16,160,000                     17,012,000
                                               ============                   ============                   ============




See accompanying notes to consolidated financial statements.

                               Celgene Corporation
            Consolidated Statements of Stockholders' Equity (Deficit)
                  Years ended December 31, 1997, 1998 and 1999


                                                               Common Stock                       Preferred Stock
                                                               ------------                       ---------------
                                                        Shares               Amount           Shares               Amount
                                                        ------               ------           ------               ------
Balances at January 1, 1997                            10,611,422           $106,114             267              $13,883,416

Exercised stock options                                     2,986                 30
Shares issued in lieu of cash bonus                         5,000                 50
Amortization of deferred compensation
Conversion of convertible debenture                       441,248              4,412
Issuance of Series B Preferred Stock-net                                                       5,000                4,046,923
Conversion of preferred stock                           2,166,193             21,662          (5,180)             (14,654,071)
Accretion of premium on preferred stock                                                                               521,397
Redemption of preferred stock                                                                    (13)                (721,287)
Deemed dividend on Series B Preferred
   Stock and fair value of warrants                                                                                   953,077
Comprehensive loss:
   Net loss
   Net change in unrealized gain (loss) on
       investment securities
Total comprehensive loss
Treasury shares issued
Issuance of common stock,net                            2,201,100             22,011
                                                    --------------------------------------------------------------------------------
Balances at December 31, 1997                          15,427,949           $154,279              74              $ 4,029,455




                                                       Treasury Stock                    Additional              Unamortized
                                                --------------------------                Paid-in                  Deferred
                                                Shares             Amount                 Capital               Compensation
                                                ------             ------                 -------               ------------
Balances at January 1, 1997                   (29,985)           $(100,239)             $ 94,770,176               $ (1,133)

Exercised stock options                                                                       20,187
Shares issued in lieu of cash bonus                                                           55,575
Amortization of deferred compensation                                                                                 1,133
Conversion of convertible debenture                                                        2,326,892
Issuance of Series B Preferred Stock-net                                                     793,825
Conversion of preferred stock                                                             14,632,409
Accretion of premium on preferred stock
Redemption of preferred stock
Deemed dividend on Series B Preferred
   Stock and fair value of warrants
Comprehensive loss:
   Net loss
   Net change in unrealized gain (loss) on
       investment securities
Total comprehensive loss
Treasury shares issued                          7,097               23,704                    55,250
Issuance of common stock,net                                                              18,184,119
                                            ---------------------------------------------------------------------------------------
Balances at December 31, 1997                 (22,888)           $ (76,535)             $130,838,433                      -




                                                                                   Accumulated
                                                                                      Other
                                                                                  Comprehensive
                                                               Accumulated           Income
                                                                 Deficit             (Loss)                     Total
                                                                 -------             ------                     -----
Balances at January 1, 1997                                    $ (92,599,039)      $ 5,714                 $16,065,009

Exercised stock options                                                                                         20,217
Shares issued in lieu of cash bonus                                                                             55,625
Amortization of deferred compensation                                                                            1,133
Conversion of convertible debenture                                                                          2,331,304
Issuance of Series B Preferred Stock-net                                                                     4,840,748
Conversion of preferred stock                                                                                        -
Accretion of premium on preferred stock                             (521,397)                                        -
Redemption of preferred stock                                                                                 (721,287)
Deemed dividend on Series B Preferred                                                                                -
   Stock and fair value of warrants                                 (953,077)                                        -
Comprehensive loss:                                                                                                  -
   Net loss                                                      (25,447,027)                              (25,447,027)
   Net change in unrealized gain (loss) on
       investment securities                                                        (5,714)                     (5,714)
                                                                                                          ------------
Total comprehensive loss                                                                                   (25,452,741)
                                                                                                          ------------
Treasury shares issued                                                                                          78,954
Issuance of common stock,net                                                                                18,206,130
                                                --------------------------------------------------------------------------------
Balances at December 31, 1997                                  $(119,520,540)            -                 $15,425,092

See accompanying notes to consolidated financial statements.

                               Celgene Corporation
            Consolidated Statements of Stockholders' Equity (Deficit) Years ended December 31, 1997, 1998 and 1999 (Continued)


                                                               Common Stock                   Preferred Stock
                                                               ------------                   ---------------
                                                      Shares                Amount          Shares            Amount
                                                      ------                ------          ------            ------
Balances at December 31, 1997                        15,427,949            $ 154,279          74              $4,029,455

Exercised stock options                                 283,120                2,831
Exercise of warrants                                    118,230                1,183
Costs related to secondary offering
Conversion  of preferred stock                          575,669                5,757         (74)             (4,054,103)
Accretion of premium on preferred stock                                                                           24,648
Shares issued for employee benefit plans                  8,317                   83
Sale of common stock                                    199,688                1,997
Net loss and comprehensive loss
                                                --------------------------------------------------------------------------------
Balances at December 31,1998                         16,612,973            $ 166,130           -              $ -




                                                                                            Additional              Unamortized
                                                          Treasury Stock                     Paid-in                 Deferred
                                                          --------------
                                                     Shares            Amount                Capital               Compensation
                                                     ------            ------                -------               ------------
Balances at December 31, 1997                      (22,888)          $(76,535)              $130,838,433           $         -

Exercised stock options                                                                        2,028,715
Exercise of warrants                                                                             986,883
Costs related to secondary offering                                                              (73,136)
Conversion  of preferred stock                                                                 4,048,346
Accretion of premium on preferred stock
Shares issued for employee benefit plans            22,888             76,535                    387,070
Sale of common stock                                                                           2,498,003
Net loss and comprehensive loss
                                                   --------------------------------------------------------------------------------
Balances at December 31,1998                             -           $      -               $140,714,314           $         -





                                                                         Accumulated
                                                                            Other
                                                                        Comprehensive
                                               Accumulated                  Income
                                                 Deficit                    (Loss)                      Total
                                                 -------                    ------                      -----
Balances at December 31, 1997                  $(119,520,540)              $     -                     $ 15,425,092

Exercised stock options                                                                                   2,031,546
Exercise of warrants                                                                                        988,066
Costs related to secondary offering                                                                         (73,136)
Conversion  of preferred stock                                                                                    -
Accretion of premium on preferred stock              (24,648)                                                     -
Shares issued for employee benefit plans                                                                    463,688
Sale of common stock                                                                                      2,500,000
Net loss and comprehensive loss                  (25,067,880)                                           (25,067,880)
                                           ---------------------------------------------------------------------------
Balances at December 31,1998                   $(144,613,068)            $     -                       $ (3,732,624)


See accompanying notes to consolidated financial statements.

                               Celgene Corporation
            Consolidated Statements of Stockholders' Equity (Deficit) Years ended December 31, 1997, 1998 and 1999 (Continued)

                                                         Common Stock                    Preferred Stock          Treasury Stock
                                                         ------------                    ---------------          --------------
                                                     Shares              Amount        Shares         Amount    Shares       Amount
                                                     ------              ------        ------         ------    ------       ------
Balances at December 31,1998                       16,612,973           $166,130            -         $    -        -        $   -

Exercised stock options                               949,323              9,493
Exercise of warrants                                   59,434                594
Shares issued for employee benefit plans               81,916                819
Issuance of options related to to license
   agreement
Comprehensive loss:
   Net loss
   Net change in unrealized gain (loss)on
      investment securities
Total comprehensive loss
                                                 ----------------------------------------------------------------------------------
Balances at December 31,1999                       17,703,646           $177,036            -         $    -           -     $    -
                                                 ==================================================================================





                                                       Additional                     Unamortized
                                                         Paid-in                       Deferred            Accumulated
                                                         Capital                    Compensation             Deficit
                                                         -------                     ------------            -------
Balances at December 31,1998                            $140,714,314                   $ -               $(144,613,068)

Exercised stock options                                    8,028,139
Exercise of warrants                                         361,398
Shares issued for employee benefit plans                     799,004
Issuance of options related to to license agreement
   agreement                                                 696,895
Comprehensive loss:
   Net loss                                                                                                (21,781,201)
   Net change in unrealized gain (loss)on
      investment securities
Total comprehensive loss
                                                   -------------------------------------------------------------------------
Balances at December 31,1999                            $150,599,750                   $ -               $(166,394,269)
                                                   =========================================================================


                                                           Accumulated
                                                             Other
                                                         Comprehensive
                                                            Income
                                                            (Loss)                   Total
                                                            ------                   -----
Balances at December 31,1998                                 $ -              $ (3,732,624)

Exercised stock options                                                          8,037,632
Exercise of warrants                                                               361,992
Shares issued for employee benefit plans                                           799,823
Issuance of options related to to license
   agreement                                                                       696,895
Comprehensive loss:
   Net loss                                                                    (21,781,201)
   Net change in unrealized gain (loss)on
      investment securities                              (91,904)                  (91,904)
                                                                             --------------
Total comprehensive loss                                                       (21,873,105)
                                                     --------------------------------------
Balances at December 31,1999                           $ (91,904)             $(15,709,387)
                                                     =======================================


See accompanying notes to consolidated financial statements.

                                 CELGENE CORPORATION
                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  Years ended December 31,
                                                           1997                            1998                            1999
                                                     ------------                    ------------                     -----------
Cash flows from operating activities:

Loss from continuing operations                      $(25,019,844)                   $(32,022,873)                   $(21,781,200)
Adjustments to reconcile loss from continuing
  operations to net cash used in operating
  activities:
    Depreciation                                          380,364                         812,555                         993,389
    Provision for losses on accounts receivable                 -                          43,386                          78,051
    Amortization of convertible debt costs                126,577                               -                               -
    Amortization of deferred compensation                   1,133                               -                               -
    Interest on convertible debentures                     68,736                               -                               -
    Issuance of stock award                                55,625                               -                               -
    Amortization of debt issuance costs                         -                               -                         250,000
    Amortization of discount on convertible note                -                               -                         145,836
    Shares issued for employee benefit plans               78,954                         463,688                         799,823

Change in current assets & liabilities:

   Increase in inventory                                        -                      (1,571,408)                       (884,651)
   Increase(decrease) in accounts payable
      and accrued expenses                               (379,091)                      4,659,517                       2,454,740
   Increase in accounts receivable                     (1,051,789)                     (1,275,391)                     (2,344,133)
   (Increase)decrease in other assets                     150,304                         124,206                        (416,544)
                                                     ------------                    ------------                     -----------
Net cash used in continuing operations                (25,589,031)                    (28,766,320)                    (20,704,689)

Net cash used in discontinued operations                 (302,996)                        (59,837)                              -
                                                     ------------                    ------------                     -----------
Net cash used in operating activities                 (25,892,027)                    (28,826,157)                    (20,704,680)
                                                     ------------                    ------------                     -----------
Cash flows from investing activities:

Capital expenditures                                   (1,240,775)                       (788,661)                     (1,782,090)
Proceeds from sales and maturities of marketable
   securities available for sale                       47,470,593                       8,559,604                       2,495,992
Purchases of marketable securities
   available for sale                                 (30,584,284)                    (10,616,494)                     (4,802,227)
Proceeds from sale of chiral assets                             -                       7,500,000                               -
Purchase of licence rights                                      -                               -                        (450,000)
                                                     ------------                    ------------                     -----------
Net cash provided by (used in) investing activities    15,645,534                       4,654,449                      (4,538,325)
                                                     ------------                    ------------                     -----------
Cash flows from financing activities:

Net proceeds from secondary offering                   18,206,130                               -                               -
Costs related to secondary offering                             -                         (73,136)                              -
Proceeds from sale of stock                                     -                       2,500,000                               -
Proceeds from exercise of common stock
   options and warrants                                    20,217                       3,019,612                       8,399,624
Redemption of Series A preferred stock                   (721,287)                              -                               -
Net proceeds from issuance of preferred stock           4,840,748                               -                               -
Capital lease buyout                                            -                        (400,414)                       (218,141)
Capital lease funding                                     561,169                         260,195                               -
Debt issuance costs                                                                                                      (750,000)
Net proceeds from Issuance of convertible notes                 -                       8,348,959                      30,000,000
                                                     ------------                    ------------                     -----------
Net cash provided by financing activities              22,906,977                      13,655,216                      37,431,483
                                                     ------------                    ------------                     -----------
Net increase (decrease) in cash and cash
   equivalents                                         12,660,484                     (10,516,492)                     12,188,469

Cash and cash equivalents at beginning of year            922,961                      13,583,445                       3,066,953
                                                     ------------                    ------------                     -----------
Cash and cash equivalents at end of year             $ 13,583,445                      $3,066,953                    $ 15,255,422
                                                     ============                      ==========                    ============

See accompanying notes to consolidated financial statements.

                               CELGENE CORPORATION
                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)



                                                                               Years ended December 31,
                                                                   1997                    1998                1999
                                                                   ----                    ----                ----
Non-cash investing activity:
Change in net unrealized gain(loss) on
   marketable securities available for sale                    $   (5,714)           $        -           $(91,904)
                                                               ===========           ===========          ==========
Issuance of options Related to License Agreement               $      -              $        -           $696,895
                                                               ===========           ===========          ==========
Non-cash financing activities:

Issuance of common stock upon the conversion
   of convertible debentures and accrued interest
   thereon, net                                                $ 2,331,304           $         -          $        -
                                                               ===========           ===========          ==========

Accretion of premium payable on preferred
   stock and warrants                                          $   521,397           $    24,648          $        -
                                                               ===========           ===========          ==========

Deemed dividend for preferred stock conversion
   discount                                                    $   953,077           $         -          $        -
                                                               ===========           ===========          ==========

Issuance of common stock upon the conversion
   of convertible preferred stock and accrued
   accretion thereon, net                                      $14,654,071           $ 4,054,103          $        -
                                                               ===========           ===========          ==========


Supplemental disclosure of cash flow information:

Interest paid                                                  $    20,599           $    19,766          $1,504,441
                                                               ===========           ===========          ==========

Cash received related to tax benefit                           $         -           $         -          $3,017,910
                                                               ===========           ===========          ==========


See accompanying notes to consolidated financial statements.

                               CELGENE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998, AND 1999

(1)  NATURE OF BUSINESS AND LIQUIDITY

     Celgene Corporation and its subsidiary (collectively "Celgene" or the "Company") is an independent biopharmaceutical company engaged in the discovery, development and commercialization of novel human pharmaceuticals for the treatment of cancer and immunological diseases. The Company's primary therapeutic focus is on the development of orally administered, small molecule pharmaceuticals that regulate tumor necrosis factor alpha, or TNF-(alpha), and are anti-angiogenic. TNF-(alpha) has been linked to the cause and symptoms of many chronic inflammatory and immunological diseases. Anti-angiogenic drugs inhibit the growth of undesirable blood vessels, including those that promote tumor growth. Our lead product, THALOMID(TM) (thalidomide), was approved for sale in the United States by the U.S. Food and Drug Administration, ("FDA"), on July 16, 1998. THALOMID is approved for the treatment of erythema nodosum leprosum, ("ENL"), an inflammatory complication of leprosy. Our cancer and immunology pharmaceutical pipeline is highlighted by two classes of novel and proprietary oral therapeutic agents, IMiDs, or ImmunoModulatory Drugs, and SelCIDs, or Selective Cytokine Inhibitory Drugs. Both classes are being developed for the treatment of cancer, chronic inflammatory diseases, such as inflammatory bowel disease and rheumatoid arthritis, and other diseases of the immune system.

     The Company expects that its rate of spending will increase as the result of increased clinical trial costs, increased expenses associated with the regulatory approval process and commercialization of products now in development, increased costs related to the commercialization of THALOMID, and increased working capital requirements. This increased spending will be mitigated by the collection of receivables resulting from sales of THALOMID. It is anticipated that the increasing sales of THALOMID, as well as existing cash resources, will be sufficient to fund operations through 2000.

     The consolidated financial statements include the parent Company and its subsidiary Celgro. All inter-company transactions have been eliminated. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates. The Company is subject to certain risks and uncertainties such as uncertainty of product development, uncertainties regarding regulatory approval, no assurance of market acceptance of products, risk of product liability, uncertain scope of patent and proprietary rights, intense competition, and rapid technological change.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (A)  CASH EQUIVALENTS

          At December 31, 1998 and 1999, cash equivalents consisted principally of funds invested in money market funds, and United States government securities such as treasury bills and notes.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


     (B)  MARKETABLE SECURITIES

          The Company classifies all of its marketable securities as securities available for sale. Such securities are held for an indefinite period of time and were intended to be used to meet the ongoing liquidity needs of the Company. Realized gains and losses are included in operations and are measured using the specific cost identification method.

     (C)  INVENTORY

          Inventories are priced at lower of cost or market using the first-in, first-out (FIFO) method. Prior to FDA approval, the raw material, formulation and encapsulation costs related to Thalomid production were recorded as research and development expense.

     (D)  LONG-LIVED ASSETS

          Plant and equipment are stated at cost. Depreciation of plant and equipment is provided using the straight-line method. The estimated useful lives of fixed assets are as follows:

               Laboratory equipment and machinery              5-10 years
               Furniture and fixtures                          5-10 years

          Amortization of leasehold improvements is calculated using the straight-line method over the term of the lease or the life of the asset, whichever is shorter. Maintenance and repairs are charged to operations as incurred, while renewals and improvements are capitalized.

          The Company reviews long-lived assets for impairment whenever events or changes in business circumstances occur that indicate that the carrying amount of the assets may not be recoverable. The Company assesses the recoverability of long-lived assets held and to be used based on undiscounted cash flows and measures the impairment, if any, using discounted cash flows.

     (E)  RESEARCH AND DEVELOPMENT COSTS

          All research and development costs are expensed as incurred.

     (F)  INCOME TAXES

          The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse.

          Research and development tax credits will be recognized as a reduction of the provision for income taxes when realized.

     (G)  REVENUE RECOGNITION

          Revenue from the sale of products is recognized upon product shipment. Revenue under research contracts is recorded as earned under the contracts, generally as services are provided.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          Revenue is recognized immediately for nonrefundable license fees when agreement terms require no additional performance on the part of the Company.

     (H)  STOCK OPTION PLAN

          The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

     (I)  EARNINGS PER SHARE

          "Basic" earnings per common share equals net income divided by weighted average common shares outstanding during the period. "Diluted" earnings per common share equals net income divided by the sum of weighted average common shares outstanding during the period plus common stock equivalents if dilutive. The Company's basic and diluted per share amounts are the same since the assumed exercise of stock options, and warrants, and the conversion of convertible debentures and preferred stock are all anti-dilutive. The amount of common stock equivalents excluded from the calculation were 3,770,954 in 1997, 3,863,535 in 1998 and 5,296,624 in 1999.

     (J)  COMPREHENSIVE INCOME

          On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) consists of net losses and the change in net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity (deficit). SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

     (K)  PRESENTATION

          In connection with the disposition of the Company's chiral intermediate operation in January 1998 (see note 10), the 1997 and 1998 financial results applicable to continuing operations exclude amounts from this discontinued operation.

     (L)  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value, which equals carrying value, of marketable securities available for sale is based on quoted market prices. The convertible notes approximate fair value due to interest rates approximating market rates. For all other financial instruments their carrying value approximates fair value due to the short maturity of these instruments.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          In June 1998, SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities was issued and, as amended, is effective for all fiscal years beginning after June 15, 2000. SFAS No. 133, standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts and requires derivative instruments to be recognized as assets and liabilities and be recorded at fair value. The Company is currently not party to any derivative instruments. Any future transactions involving derivative instruments will be evaluated based on SFAS No. 133.

     (M)  OTHER ASSETS

          Other Assets include certain patent rights, the cost of which is amortized using the straight line method over the life of the patents. The weighted average remaining patent life at December 31, 1999 is 12 years.

(3)  INVENTORY

                                                                             DECEMBER 31,
                                                               --------------------------------------
                                                                     1998                1999
                                                               ------------------   -----------------
               Raw materials                                  $      440,400       $  1,411,663
               Work in process                                       535,494            647,841
               Finished goods                                        595,514            396,555
                                                               ------------------   -----------------

                                                              $    1,571,408       $  2,456,059
                                                               ==================   =================

     Inventory costs prior to FDA approval of THALOMID on July 16, 1998 were expensed as research and development costs.

(4)  PLANT AND EQUIPMENT

     Plant and equipment consists of the following:

                                                                               DECEMBER 31,
                                                                ------------------------------------
                                                                      1998               1999
                                                                ------------------  ----------------
               Leasehold improvements                          $      4,008,246    $  4,375,013
               Laboratory equipment and machinery                     4,874,733       5,323,897
               Furniture and fixtures                                   470,667         605,623
               Leased equipment                                         675,304         675,304
                                                                ------------------  ----------------
                                                                     10,028,950      10,979,837

               Less:  accumulated depreciation                        7,766,820       8,643,595
                                                                ------------------  ----------------

                                                               $      2,262,130    $  2,336,242
                                                                ==================  ================

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


(5)  ACCRUED EXPENSES

     Accrued expenses consists of the following:

                                                                                        DECEMBER 31,
                                                                           ------------------------------------
                                                                                1998               1999
                                                                           -----------------  -----------------
               Professional and consulting fees                           $     787,381      $    905,072
               Accrued compensation                                           1,650,048         3,098,540
               Accrued interest and royalties                                   361,809         1,989,394
               Other                                                            242,621           768,883
                                                                           -----------------  -----------------

                                                                          $   3,041,859      $  6,761,889
                                                                           =================  =================


(6)  CONVERTIBLE DEBT

     On September 16, 1998, the Company issued a convertible note to an institutional investor in the amount of $8,750,000. The note has a five year term and a coupon rate of 9.25% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares at $11 per share. The Company can redeem the note after three years at 103% of the principal amount, (two years if the Company's stock trades at $24.75 or higher for a period of 20 consecutive trading days). This note was issued at a discount of $437,500 which is being amortized over three years.

     On January 20, 1999, the Company issued to an institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares after one year at $18 per share. The Company can redeem the note after three years at 103% of the principal amount, (two years under certain conditions). Issuance costs of $750,000 incurred in connection with this note are being amortized over three years.

     On July 6, 1999, the Company issued to a third institutional investor a convertible note in the amount of $15,000,000. The note has a five year term and a coupon rate of 9% with interest payable on a semi-annual basis. The note contains a conversion feature that allows the note holder to convert the note into common shares after one year at $19 per share. The Company can redeem the note after three years at 103% of the principal amount, (two years under certain conditions). There was no fee or discount associated with this note.

     At 12/31/99, the fair value of the Company's convertible notes exceeded their carrying value, reflecting the increase to $70 per share in the market value of the Company's common stock at that date.

(7)  STOCKHOLDERS' EQUITY

     PREFERRED STOCK

     The Board of Directors has the authority to issue, at any time, without further stockholder approval, up to 5,000,000 shares of preferred stock, and to determine the price, rights, privileges, and preferences of those shares.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


     SERIES A CONVERTIBLE PREFERRED STOCK

     During 1996, in a private placement, the Company completed the sale of 503 shares of Series A Convertible Preferred Stock, par value $.01 per share, at an issue price of $50,000 per share. All of the shares of the Series A Convertible Preferred Stock with their respective accrued accretion, had been converted or redeemed into 3,342,202 shares of common stock at December 31, 1998.

     During 1996, the Company had issued warrants valued at $138,156, that entitle certain stockholders of the Series A Convertible Preferred Stock to purchase 153,507 shares of common stock at an exercise price of $11.50. The warrants were issued in exchange for the deferral of conversion for 90 days. All these warrants either expired or were exercised for 3,418 shares of common stock at December 31, 1998. In connection with the private placement, the Company also granted to certain executives and affiliates of the placement agent warrants, valued at $60,168, to purchase an aggregate of 66,853 shares of common stock at an exercise price of $20.52, subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, recapitalization or similar event. These warrants are exercisable for a period of five years from the date of issuance. As of December 31, 1999, 35,039 warrants were exercised to purchase 23,322 shares of common stock.

     SERIES B CONVERTIBLE PREFERRED STOCK

     During 1997, in a private placement, the Company completed the sale of 5,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred"), par value $.01 per share, at an issue price of $1,000 per share. The Company received net proceeds, after offering costs of $4,840,748. Shares could be converted at an initial conversion price of $6.50 per share. All shares of the Series B Preferred had been converted into 788,469 shares of common stock at December 31, 1998.

     Upon request of the purchasers of the Series B Preferred, the Company is required to issue warrants to acquire a number of shares of common stock equal to (i) 1,500,000 divided by the Conversion Price in effect on the Issuance Date (230,769 warrants as of December 31, 1999) plus (ii) 37.5% of the conversion shares issuable on such issuance date upon conversion of all shares of Series B Preferred issued through the issuance date (288,461 warrants as of December 31, 1999). All such warrants will have a term of four years from the issuance date and an exercise price equal to 115% of the conversion price in effect on the issuance date ($6.50 at December 31, 1999). The fair value of warrants at the issuance date was $1.28 per warrant. As of December 31, 1999 no warrants have been exercised.

     RIGHTS PLAN

     During 1996, the Company adopted a shareholder rights plan ("Rights Plan"). The Rights Plan involves the distribution of one "Right" as a dividend on each outstanding share of the Company's common stock to each holder of record on September 26, 1996. Each Right shall entitle the holder to purchase one-tenth of a share of common stock. The Rights trade in tandem with the common stock until, and are exercisable upon, certain triggering events, and the exercise price is based on the estimated long term value of the Company's common stock. In certain circumstances, the Rights Plan permits the holders to purchase shares of the Company's common stock at a discounted rate. The Company's Board of Directors retains the right at all times prior to acquisition of 15% of our voting common stock by an acquiror, to discontinue the Rights Plan through the redemption of all rights or to amend the Rights Plan in any respect.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


(8)  STOCK BASED COMPENSATION

     (A)  STOCK OPTIONS

          The Company has two Incentive Plans that provide for the granting of options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards to employees and officers of the Company to purchase not more than an aggregate of 1,400,000 shares of common stock under the 1992 plan and 1,500,000 shares of common stock under the 1998 plan, subject to adjustment under certain circumstances. The Management Compensation and Development Committee of the Board of Directors (the "Committee") determines the type, amount and terms, including vesting, of any awards made under the Incentive Plans. The Plans terminate in 2002 and 2008, respectively.

          With respect to options granted under the Incentive Plans, the exercise price may not be less than the fair market value of the common stock on the date of grant. In general, each option granted under the Plans vests evenly over a three or four year period and expires 10 years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period for options and restricted stock awards granted under the Plans is subject to certain acceleration provisions if a change in control, as defined in the Plans, occurs.

          On June 16, 1995, the stockholders of the Company approved the 1995 Non-Employee Directors' Incentive Plan, which provides for the granting of non-qualified stock options to purchase an aggregate of not more than 350,000 shares of common stock (subject to adjustment under certain circumstances) to directors of the Company who are not officers or employees of the Company ("Non-Employee Directors"). Each new Non-Employee Director, upon the date of election or appointment, receives an option to purchase 20,000 shares of common stock. Additionally, upon the date of each annual meeting of stockholders, each continuing Non-Employee Director receives an option to purchase 10,000 shares of common stock (or a pro rata portion thereof for service less than one year). The shares subject to each non-employee director's option grant of 20,000 shares vest in four equal annual installments commencing on the first anniversary of the date of grant. The shares subject to an annual meeting option grant vest in full on the date of the first annual meeting of stockholders held following the date of grant. On June 22, 1999, the stockholders of the Company approved an amendment to the 1995 Non-Employee Directors' Incentive Plan that a.) increased the number of shares to 600,000 and b.) provided for a discretionary grant upon the date of each annual meeting of an additional option to purchase up to 5,000 shares to a non-employee director who serves as a member (but not a chairman) of a committee of the Board of Directors and up to 10,000 shares to a non-employee director who serves as the chairman of a committee of the Board of Directors. All options are granted at an exercise price that equals the fair market value of the Company's common stock at the grant date and expire 10 years after the date of grant. This plan terminates in 2005.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          The weighted-average fair value per share for stock options granted was $9.26 for the 1999 options, $3.97 for the 1998 options and $3.93 for those granted in 1997. The company estimated the fair values using the Black-Scholes option pricing model and used the following assumptions:

                                                                   1997                1998              1999
                                                              ----------------     -------------    ----------------
              Risk-free interest rate                              6.37%                5.68%             6.38%
              Expected stock price volatility                        55%                  66%               46%
              Expected term until exercise (years)                 3.09                 2.86              4.98
              Expected dividend yield                                 0%                   0%                0%

          The Company does not record compensation expense for stock option grants. The following table summarizes results as if compensation expense was recorded for the annual option grants under the fair value method:

                            (THOUSANDS OF DOLLARS,
                            EXCEPT PER SHARE DATA)                        1997            1998               1999
              ---------------------------------------------------      ----------     -------------      --------------
              Net loss applicable to common stockholders:

                   As reported                                        $  (26,922)       $ (25,093)         $ (21,781)
                   Pro forma                                             (28,652)         (26,745)           (25,491)
              Net loss per share basic and diluted:

                   As reported                                             (2.20)           (1.55)             (1.28)
                   Pro forma                                               (2.35)           (1.66)             (1.50)

          The pro forma effects on net loss and net loss per share for 1997, 1998 and 1999 may not be representative of the pro forma effects in future years since compensation cost is allocated on a straight-line basis over the vesting periods of the grants, which extends beyond the reported years.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          The following table summarizes the stock option activity for the aforementioned Plans:

                                                                                          OPTIONS OUTSTANDING
                                                                                ----------------------------------------
                                                            SHARES
                                                           AVAILABLE                                   WEIGHTED AVERAGE
                                                           FOR GRANT                SHARES            PRICE PER SHARE
                                                      --------------------      ----------------    --------------------
             Balance January 1, 1997                       442,845                 2,006,214              $ 9.60
                 Authorized                                500,000                        --                  --
                 Expired                                   (74,797)                       --                  --
                 Granted                                  (492,775)                  492,775                9.39
                 Exercised                                      --                    (6,986)               7.83
                 Cancelled                                 142,027                  (142,027)               9.36
                                                      --------------------      ----------------    --------------------
             Balance December 31, 1997                     517,300                 2,349,976                9.59
                 Authorized                              1,620,000                        --                  --
                 Expired                                   (85,095)                       --                  --
                 Granted                                  (559,983)                  559,983                8.87
                 Exercised                                      --                  (283,120)               7.18
                 Cancelled                                 198,726                  (198,726)              10.74
                                                      --------------------      ----------------    --------------------
             Balance December 31, 1998                   1,690,948                 2,428,113                9.62
                 Authorized                                250,000                        --                  --
                 Expired                                   (70,047)                       --                  --
                 Granted                                  (890,530)                  890,530               19.26
                 Exercised                                      --                  (949,323)               8.46
                 Cancelled                                  42,053                   (42,053)              10.66
                                                      --------------------      ----------------    --------------------
             Balance December 31, 1999                   1,022,424                 2,327,267              $13.76
                                                      ====================      ================    ====================

          The  following  table  summarizes   information   concerning   options
          outstanding under the Plans at December 31, 1999:

                                                        WEIGHTED        WEIGHTED                       WEIGHTED
                                         NUMBER         AVERAGE         AVERAGE         NUMBER         AVERAGE
                     RANGE OF         OUTSTANDING       EXERCISE       REMAINING      EXERCISABLE      EXERCISE
                  EXERCISE PRICE      AT 12/31/99        PRICE        TERM (YRS.)     AT 12/31/99       PRICE
                  --------------      -----------       --------      -----------     -----------      --------
                  5.00 - 9.00            627,518      $   7.78           6.8           322,966        $     7.25
                   9.01-13.00            450,920         10.69           6.9           294,861             10.69
                  13.01-18.00          1,137,329         15.93           8.2           349,407             14.43
                    18.01 +              111,500         37.74           9.8                 -                 -
                                       ----------     ------------       ---           -------        ----------
                                       2,327,267      $  13.76           7.6           967,234        $    10.89
                                       ==========     ============       ===           =======        ==========

     (B)  STOCK AWARDS

          On January 1, 1997, the Company awarded 5,000 shares to the Company's Chairman and Chief Executive Officer, which were immediately vested. The fair value of $55,625 for this award was expensed.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


     (C)  WARRANTS

          In connection with the retention of an investment firm to assist in the sale and issuance of the Series A Convertible Preferred Stock, the Company, in 1996 granted to such firm, warrants to purchase until March 10, 2001, 66,853 shares of common stock at a price of $20.52. There were 31,814 warrants outstanding as of December 31, 1999.

          In connection with the placement of the Series B Convertible Preferred Stock in June, 1997, the Company has an obligation to issue warrants to purchase 519,230 shares of common stock until June 1, 2002, at a price of $7.48 per share. As of December 31, 1999 these warrants were outstanding.

(9)  INCOME TAXES

     At December 31, 1998 and 1999, the tax effects of temporary differences that give rise to deferred tax assets are as follows:

                                                                                       1998                   1999
                                                                                  ----------------      -----------------
       Deferred assets:
           Federal and state net operating loss carryforwards                    $   54,779,000        $   73,147,000
           Research and experimentation tax credit carryforwards                      3,235,000             3,984,000
           Plant and equipment, principally due to differences in depreciation          772,000             1,075,000
           Patents, principally due to differences in amortization                       62,000                58,000
           Accrued expenses                                                             665,000               560,000
                                                                                  ----------------      -----------------
                         Total deferred tax assets                                   59,513,000            78,824,000
           Valuation allowance                                                      (59,513,000)          (78,824,000)
                                                                                  ----------------      -----------------

                         Net deferred tax assets                                 $           --        $           --
                                                                                  ================      =================

     A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 1999, the Company had Federal net operating loss carryforwards of approximately $184,000,000 and state net operating loss carryforwards of approximately $121,000,000 that will expire in the years 2001 through 2019. State net operating loss carryforwards differ from Federal net operating loss carryforwards primarily due to the fact that the Company sold approximately $39,000,000 of its state net operating loss carry forwards during 1999 and approximately $24,000,000 has expired. The Company also has research and experimentation credit carryforwards of approximately $3,984,000 that expire in the years 2001 through 2019. Ultimate utilization/availability of such net operating losses and credits may be curtailed if a significant change in ownership occurs. Of the deferred tax asset related to the Federal and state net operating loss carryforwards, approximately $12,500,000 relates to a tax deduction for non qualified stock options. The Company will increase paid in capital when these benefits are realized for tax purposes.

(10) DISCONTINUED OPERATION

     On January 9, 1998, the Company concluded an agreement with Cambrex Corporation for Cambrex to acquire Celgene's chiral intermediate business for approximately $15 million. The Company received $7.5 million upon the closing of the transaction, and will receive future royalties with a present value not exceeding $7.5 million, with certain minimum royalty payments in the third through sixth year following the closing of the transaction. Included in the transaction are the rights to Celgene's enzymatic technology for the production of chirally pure intermediates for the pharmaceutical industry,

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


     including the current pipeline of third party products and the equipment and personnel associated with the business.

(11) MARKETABLE SECURITIES AVAILABLE FOR SALE

     Marketable securities available for sale at December 31, 1999 include debt securities with maturities ranging from January 2000 to August 2004. A summary of marketable securities at December 31, 1999 is as follows:

                                                                  GROSS             GROSS             ESTIMATED
                                                               UNREALIZED         UNREALIZED            FAIR
                                                COST              GAIN               LOSS               VALUE
                                           ----------------   --------------    ---------------    ----------------
      Government Bonds & Notes                  $2,313,125          -                $(25,579)          $2,287,546
      Government Agencies                        2,050,000          -                 (66,325)           1,983,675
                                           ----------------   --------------    ---------------    ----------------
      Total                                     $4,363,125          -                $(91,904)          $4,271,221
                                           ================   ==============    ===============    ================

     Marketable securities available for sale at December 31, 1998 include debt securities with maturities ranging from March, 1999 to October, 2002.
     Marketable securities at December 31, 1998 include Corporate Bonds ($1,006,890) and US Government and agency obligations ($1,050,000). The cost equaled fair market value.

(12) COMMITMENTS AND CONTINGENCIES

     (A)  LEASES

          Celgene leases its main laboratory and office facilities in Warren Township, New Jersey. The current lease term for the main laboratory and office space expires in 2002 and has one five-year renewal option. Annual payments are $330,000. The lease provides that at the end of each five-year term, the rent will be increased based upon the change in the consumer price index, but in no case shall the increase be greater than 20%. Celgene is also required to pay additional amounts for real estate taxes, utilities, and maintenance. Total rental expense amounted to $477,000, $486,000 and $479,000 in 1997, 1998 and
          1999, respectively. Celgene has subleased 12,500 square feet of this facility to Cambrex Corporation for up to three years for the Chiral Intermediate business which Cambrex purchased on January 9, 1998.

          In November, 1999, the Company leased an additional 29,000 square feet of office and laboratory space in the same building facility in Warren, New Jersey adjacent to our existing leased space. The initial term of the lease extends to July 2010 with two five year renewal options.

          In March 1999, the Company entered into a lease agreement with The New Jersey Economic Development Authority (NJEDA) to lease approximately 18,000 square feet of office and laboratory space in North Brunswick, New Jersey for Celgro, our agrochemical subsidiary. The lease agreement is for ten years commencing January 1, 2000 and provides for two five year renewal terms.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          In July, 1997, the Company entered into an equipment leasing agreement; under the agreement, the Company can lease up to $1,000,000 of equipment for a three year term after which the Company can purchase the equipment for a nominal value. Through December 31, 1999, the Company has leased $675,000 of laboratory equipment under this agreement.

          The following table shows the approximate minimum lease commitments for the next five years:

                   2001                2001              2002               2003               2004           After 2004
              ----------------    ---------------    --------------     --------------    ---------------    --------------
                $1,257,000          $1,106,000        $1,086,000         $1,122,000         $1,131,000        $4,903,000

     (B)  EMPLOYMENT AGREEMENTS

          Celgene has employment agreements with certain officers and employees. The related outstanding commitment for 2000 is approximately $1.3 million. Employment contracts provide for an increase in compensation reflecting annual reviews and related salary adjustments.

     (C)  CONTRACTS

          Pursuant to the terms of a research and development agreement with The Rockefeller University, the Company has purchased for cash and stock options the world-wide exclusive license to manufacture and market any drugs, including Thalomid, which may result from the research performed at Rockefeller and funded by the Company. The portion of the agreement that provides for research services to be performed byRockefeller is renewable for one year terms upon agreement of both parties. Under terms of the current research agreement extension, the Company is committed to pay Rockefeller $504,000 annually for research.

          The Company has an agreement with Penn Pharmaceutical, Ltd. of Great Britain ("Penn") for the production of Thalomid. Penn manufactures Thalomid and sells it exclusively to the Company. The agreement is renewable for one year terms and has been renewed for 2000, for facility payments totaling approximately $480,000.

          In October 1997, the Company entered into a contract with Boston University to manage the surveillance registry which is intended to monitor compliance to the requirements of the Company's S.T.E.P.S. (System for THALOMID Education and Prescribing Safety) program for all Thalomid patients. The contract has been renewed for 2000. Under the terms of the agreement quarterly payments of approximately $395,000 are required. The contract is renewable for one year terms upon agreement of both parties.

          In December 1997, the Company entered into a research agreement with the University of Glasgow for clinical testing and evaluation of certain of Celgene's patented compounds. Under terms of the agreement, the Company agreed to pay the University approximately $200,000 in two annual installments. The term of the original agreement was for two years and has been extended through 2000.

          In June 1998, the Company entered into a research agreement with a contract research organization to manage the pivotal clinical trial for d-methylphenidate encompassing four separate protocols. The agreement is for approximately two years and is estimated at approximately $5.0 million over the life of the agreement.

                               CELGENE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1997, 1998 AND 1999


          In December 1998, the Company entered into an exclusive license agreement with EntreMed, Inc. whereby EntreMed granted to us an exclusive license to its patent and technology rights for thalidomide. In return EntreMed will receive royalties on all sales of THALOMID.

     (D)  CONTINGENCIES

          The Company believes it maintains insurance coverage adequate for its current needs.

          The Company's operations are subject to environmental laws and regulations which impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. The Company reviews the effects of such laws and regulations on its operation and modifies its operations as appropriate. The Company believes that it is in substantial compliance with all applicable environmental laws and regulations.

(13) SEGMENTS

     Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As discussed in
     Note 1, the Company manages its operations as one line of business of discovery, development and commercialization of orally administered, small molecule drugs for the treatment of cancer and immunological diseases. Additionally, our chiral chemistry program develops chirally pure versions of existing compounds for both pharmaceutical and agrochemical markets. The Company markets and sells its products in the United States. During 1999, no single customer accounted for more than 3% of the Company's product sales.

(14) SUBSEQUENT EVENT

     On January 19, 2000, the Company filed a registration statement on Form S-3 with the Securities and Exchange Commission for the sale of 2,416,000 shares of the Company's common stock plus an over-allotment option for 362,400 shares. Of the 2,416,000 shares, 416,000 represents shares to be issued to a selling stockholder related to the conversion by the selling stockholder of approximately 50% of the convertible notes issued January 20, 1999. The notes will be converted just prior to pricing the offering, and the proceeds from the sale of the 416,000 shares will be for the account of the selling stockholder. An amendment to the Form S-3, for the inclusion of recent developments and 1999 fourth quarter and full year unaudited financial data, was filed on January 27, 2000.

     On February 8, 2000, the Company announced that it was increasing the share offering to 3,000,000 shares. The proceeds from the sale of 516,000 shares are for the account of the convertible noteholder and the proceeds from the sale of the remaining 2,484,000 are for the account of the Company.